RICHARD BATTISTA CEO OPTIONS

Time Inc.
2016 Omnibus Incentive Compensation Plan
Non Qualified Stock Option Agreement
WHEREAS, the Company has adopted the “Plan” (as defined below), the terms of which are hereby incorporated by reference and made a part of this Non Qualified Stock Option Agreement, including any appendices attached hereto (collectively the “Agreement”); and
WHEREAS, the Company has determined to grant the stock option (“Option”) provided for herein to the Grantee pursuant to the Plan and the terms set forth herein.
NOW, THEREFORE, the Company grants the Option subject to the following terms and conditions:
1.    Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
(a)    “Cause” means, “Cause” as defined in an employment agreement between the Company or any of its Affiliates and the Grantee or, if not defined therein or if there is no such agreement, “Cause” means (i) the Grantee’s continued failure substantially to perform such Grantee’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following written notice by the Company or any of its Affiliates to the Grantee of such failure, (ii) dishonesty in the performance of the Grantee’s duties, (iii) the Grantee’s conviction of, or plea of nolo contendere to, a crime constituting (A) a felony or equivalent crime under the laws of the United States or any state thereof or foreign country or (B) a misdemeanor or other crime involving moral turpitude, (iv) the Grantee’s insubordination, willful malfeasance or willful misconduct in connection with the Grantee’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its Affiliates, or (v) the Grantee’s breach of any non-competition, non-solicitation or confidentiality provisions to which the Grantee is subject. The determination of the Committee as to the existence of “Cause” will be conclusive on the Grantee and the Company.
(b)    “Date of Grant” has the meaning assigned to such term in the Notice.
(c)    “Disability” means, “Disability” as defined in an employment agreement between the Company or any of its Affiliates and the Grantee or, if not defined therein or if there shall be no such agreement, “disability” of the Grantee shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy, as in effect from time to time.
(d)    “Employer” has the meaning assigned to such term in Section 8(a) of the Agreement.
(e)    “Employment” means a Grantee’s service as (i) an employee of the Company or any of its Affiliates or (ii) a member of the Company’s board of directors. A leave of absence shall not constitute a termination of Employment if such leave of absence is approved by the Company or its Affiliate in writing; provided, that such leave of absence constitutes a bona fide leave of absence. Employment shall continue if a Grantee transfers (including a termination with an immediate rehire) between the Company and one of its Affiliates or between the Company’s Affiliates without a break in service. For purposes of the Plan, unless otherwise provided in an employment agreement between the Grantee and the Company or an Affiliate, a Grantee shall not be deemed to be providing services during any statutory or common-law notice period or any period of “garden leave” mandated under employment laws. The Committee will have sole discretion to determine whether a Grantee has ceased to provide services and the effective date on which the Grantee ceased to provide services.
(f)    “Expiration Date” means the date set forth on the Notice (as defined below).
(g)    “Good Reason” means “Good Reason” as defined in an employment agreement between the Company or any of its Affiliates and the Grantee or, if not defined therein or if there is no such agreement, “Good Reason” means (i) the failure of the Company to pay or cause to be paid the Grantee’s base salary or annual bonus when due or (ii) any substantial and sustained diminution in the Grantee’s authority or responsibilities materially inconsistent with the Grantee’s position; provided that either of the events described in clauses (i) and (ii) will constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the Grantee of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” will cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or the Grantee’s knowledge thereof, unless the Grantee has given the Company written notice of his or her termination of employment for Good Reason prior to such date.
(h)    “Grantee” means the individual to whom this grant of Option has been granted pursuant to the Plan.
(i)    “Notice” means (i) the Notice of Grant of Stock Option that accompanies this Agreement, if this Agreement is delivered to the Grantee in “hard copy,” and (ii) the screen display of the website for the stock plan administration with the heading “Vesting Schedule and Details,” which contains the details of the grant governed by this Agreement, if this Agreement is delivered electronically to the Grantee.
(j)    “Option Price” has the meaning assigned to such term in Section 2 of the Agreement.
(k)    “Plan” means the equity plan maintained by the Company that is specified in the Notice, which equity plan has been provided to the Grantee separately and forms a part of this Agreement, as such plan may be amended, supplemented or modified from time to time.
(l)    “Qualifying Termination” means the involuntary termination of the Grantee’s Employment by the Company without Cause or the resignation of the Grantee for Good Reason.

(m)    “Severance Period” means the period following a termination of Employment during which a Grantee is entitled to receive salary continuation payments and continued participation under the health benefit plans of the Company or any of its Affiliates, whether pursuant to an employment agreement with, or a severance plan or other arrangement maintained by, the Company or any Affiliate.
(n)    “Tax-Related Items” has the meaning assigned to such term in Section 8(a) of the Agreement.
(o)    “Vested Portion” means, at any time, the portion of an Option which has become vested, as described in Section 3 of this Agreement.
(p)    “Vesting Date” means each vesting date set forth in the Notice.
2.    Grant of Option. The Company hereby grants to the Grantee the right and Option to purchase, on the terms and conditions hereinafter set forth, the number of Shares set forth on the Notice, subject to adjustment as set forth in the Plan. The purchase price of the Shares subject to the Option (the “Option Price”) shall be as set forth on the Notice. The Option is intended to be a non-qualified stock option, and as such is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.
3.    Vesting of the Option.
(a)    In General. The Option shall vest and become exercisable at such times as are set forth in the Notice.
(b)    Impact of a Change in Control. In the event of a Change in Control during the Grantee’s Employment or as otherwise provided in Section 3(c), the Award shall become fully vested unless the accelerated amount would be subject to an excise tax under Section 280G of the Code that the Company is not obligated to gross up under the terms of the Grantee’s employment agreement, in which case the portion of the Option that vests will be reduced to the extent such reduction results in a greater net after tax benefit to the Grantee and the Change in Control date shall be the Vesting Date for that portion of the Option that vests in accordance with this Section.
(c)    Termination of Employment. If the Grantee’s Employment with the Company and its Affiliates terminates for any reason (including, unless otherwise determined by the Committee, a Grantee’s change in status from an employee to a non-employee (other than director of the Company or any Affiliate)), the Option, to the extent not then vested, shall be immediately canceled by the Company without consideration unless otherwise provided in the Separation from Service Addendum to this Agreement. The Vested Portion of the Option shall remain exercisable for the period set forth in Section 4(a) of this Agreement and the Separation from Service Addendum. If the Grantee is absent from work with the Company or with an Affiliate because of a temporary disability (any disability other than a Disability), the Grantee shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated Employment, except to the extent that the Committee so determines.

4.    Exercise of Option.
(a)    Period of Exercise. Subject to the provisions of the Plan and this Agreement (including the Separation from Service Addendum), and the terms of any employment agreement entered into by the Grantee and the Company or an Affiliate that provides for treatment of Options that is more favorable to the Grantee, the Grantee may exercise all or any part of the Vested Portion of the Option at any time prior to the closing time of trading of the Shares on the NYSE or other stock exchange or trading system that is the primary exchange for such Shares on the Expiration Date (or 5:00 p.m. Eastern time on the Expiration Date, if earlier). Notwithstanding the foregoing, if the Grantee’s Employment terminates prior to the Expiration Date, the Vested Portion of the Option shall remain exercisable for the period set forth in the Separation from Service Addendum. If the last day on which the Option may be exercised, whether the Expiration Date or an earlier date due to a termination of the Grantee’s Employment prior to the Expiration Date, is a Saturday, Sunday or other day that is not a trading day on the NYSE or, if the Company’s Shares are not then listed on the NYSE, such other stock exchange or trading system that is the primary exchange on which the Company’s Shares are then traded, then the last day on which the Option may be exercised shall be the preceding trading day on the NYSE or such other stock exchange or trading system.
(b)    Method of Exercise.
(i)    Subject to Section 4(a) of this Agreement and the Separation from Service Addendum hereto, the Vested Portion of an Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised, shall be signed (whether or not in electronic form) by the person exercising the Option and shall make provision for the payment of the Option Price and any Tax-Related Items withholding. Payment of the aggregate Option Price shall be paid to the Company, at the election of the Committee, pursuant to one or more of the following methods: (A) in cash, or its equivalent; (B) for U.S. Grantees, by transferring Shares already owned by the Grantee (for the period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased to the Company and satisfying such other requirements as may be imposed by the Committee; (C) for U.S. Grantees, partly in cash and partly in Shares; or (D) if there is a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Option Price and any Tax-Related Items withholding. No Grantee shall have any rights to dividends or other rights of a stockholder with respect to the Shares subject to the Option until the issuance of the Shares.
(ii)    Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable U.S. state, federal or foreign securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole reasonable discretion determine to be necessary or advisable.
(iii)    Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Grantee’s name for such Shares or register the Grantee’s ownership of such shares electronically. However, the Company shall not be liable to the Grantee for damages relating to any delays in issuing the Shares to the Grantee, any loss by the Grantee of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.
(iv)    In the event of the Grantee’s death, the Vested Portion of an Option shall remain vested and exercisable by the Grantee’s executor or administrator, or the person or persons to whom the Grantee’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a) of this Agreement. Any heir or legatee of the Grantee shall take rights herein granted subject to the terms and conditions hereof.
5.    No Right to Continued Employment or Future Grants of Options. The Grantee understands that nothing contained herein constitutes an employment contract and neither the Plan nor this Agreement shall be construed as giving the Grantee the right to be retained in the Employment of the Company or any Affiliate. Further, the Company or its Affiliate may at any time dismiss the Grantee or discontinue any other relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein. The Grantee also agrees and acknowledges that grants of Options under the Plan are discretionary and any grant of Options under the Plan does not imply or create any obligation on the part of the Company to make any future grants of Options to the Grantee.
6.    Legend on Certificates. The certificates representing the Shares purchased by exercise of an Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal, state or foreign securities laws and the Company’s Articles of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
7.    Transferability. Unless otherwise determined by the Committee, an Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.
8.    Responsibility for Taxes.
(a)    Obligation to Pay Withholding Taxes. The Grantee acknowledges and agrees that, regardless of any action taken or failed to be taken by the Company or, if different, the Grantee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax and payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee (the “Tax-Related Items”), is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further agrees and acknowledges that the Company and the Employer (A) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting or exercise of the Option, the subsequent sale of any Shares acquired pursuant to such exercise and the receipt of any dividends; and (B) do not commit to and are under no obligation to structure the terms of the Option or any aspect of the Option to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to tax in more than one jurisdiction, as applicable, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Satisfaction of Company’s Withholding Obligations.
(i)    No later than any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items due as a result of such taxable or tax withholding event. In this regard, Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding from any payment due or transfer made under the Option or under the Plan or from any proceeds of the sale of Shares in a cashless exercise or any compensation or other amount owing to a Grantee, by the Company or the Employer, the amount (in cash, Shares, other securities, other Options or other property) of any applicable Tax-Related Items in respect of the Option, its exercise, or any payment or transfer under the Option or under the Plan. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering minimum applicable rates or other withholding rates including maximum applicable rates, in which case the Grantee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent.
(ii)    The Grantee agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
9.    Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of an Option, the Grantee will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.
10.    Notices. Any notice under this Agreement shall be addressed to the Company in care of its General Counsel at the principal executive office of the Company, with a copy to Stock Plan Administration, at the principal executive office of the Company, and to the Grantee at the address appearing in the personnel records of the Company for the Grantee or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
11.    Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement and any other Option grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan.
The Grantee understands that Data will be transferred to Fidelity Stock Plan Services, LLC, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the Company, Fidelity Stock Plan Services, LLC and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. If the Grantee resides outside the U.S., the Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant the Grantee Options or other equity awards or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative. 12.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan. 13.    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws, and any and all disputes between the Grantee and the Company or any Affiliate relating to the Option shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York, and the Grantee and the Company and any Affiliate hereby irrevocably submit to the jurisdiction of any such court and irrevocably agree that venue for any such action shall be only in any such court.
13.    Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon this Agreement.
14.    Entire Agreement. This Agreement, together with the Notice and the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement or the Notice shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement or the Notice; provided, that this Agreement and the Notice shall be subject to and governed by the Plan, and in the event of any inconsistency between the provisions of this Agreement or the Notice and the provisions of the Plan, the provisions of the Plan shall govern.
15.    Modifications And Amendments. The terms and provisions of this Agreement and the Notice may be modified or amended as provided in the Plan.
16.    Waivers And Consents. Except as provided in the Plan, the terms and provisions of this Agreement and the Notice may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement or the Notice, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.
17.    Reformation; Severability. If any provision of this Agreement or the Notice (including any provision of the Plan that is incorporated herein by reference) shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits of the parties provided by, this Agreement, the Notice and the Plan or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement or the Notice and an equitable adjustment shall be made to this Agreement or the Notice (including, without limitation, addition of necessary further provisions) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect the legality, validity or enforceability of any other provision of this Agreement, the Notice or the Plan.
18.    Entry into Force. By accepting this Option, the Grantee agrees and acknowledges that (i) the Grantee has received and had an opportunity to read a copy of the Plan and (ii) the Option is granted pursuant to the Plan and is therefore subject to all of the terms of the Plan. The Grantee acknowledges and agrees that the Grantee may be entitled from time to time to receive certain other documents related to the Company, including the Company’s annual report to stockholders and proxy statement related to its annual meeting of Shareholders (which become available each year approximately three months after the end of the calendar year), and the Grantee consents to receive such documents electronically through the Internet or as the Company otherwise directs.
19.    Appendices For Non-U.S. Grantees. Notwithstanding any provisions in this Agreement, Grantees residing and/or working outside the United States shall be subject to the Terms and Conditions for Non-U.S. Grantees attached hereto as Appendix A and to any Country-Specific Terms and Conditions for the Grantee’s country attached hereto as Appendix B. If the Grantee relocates from the United States to another country, the Terms and Conditions for Non-U.S. Grantees and the applicable Country-Specific Terms and Conditions will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Moreover, if the Grantee relocates between any of the countries included in the Country-Specific Terms and Conditions, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Terms and Conditions for Non-U.S. Grantees and the Country-Specific Terms and Conditions constitute part of this Agreement.
20.    Repayment/Forfeiture. As an additional condition of receiving this Option, the Grantee agrees that this Option and any proceeds or other benefits the Grantee may receive upon exercise or otherwise hereunder shall be subject to forfeiture and/or repayment to the Company to the extent and in the manner required (i) under the terms of any policy adopted by the Company as may be amended from time to time (and such requirements shall be deemed incorporated into this Agreement without the consent of the Grantee) or (ii) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
21.    Acceptance Terms. If the Grantee does not wish to receive this Option and/or does not consent and agree to the terms and conditions upon which this Option is offered, as set forth in the Plan and this Agreement, including the Appendices A and B attached hereto, then the Grantee must reject the Option by notifying the Company at 225 Liberty Street, New York, NY 10281, attention General Counsel no later than 60 days following the Date of Grant, in which case the Option will be cancelled. The Grantee’s failure to notify the Company of his or her rejection of the Option within this specified period will constitute the Grantee’s acceptance of the Option and the terms and conditions upon which the Option is offered, as set forth in the Plan and this Agreement, including the Appendices A and B attached hereto.

Separation from Service Addendum
The following terms and conditions shall apply to a Grantee’s Option unless the Grantee is party to a written agreement with the Company or one of its Affiliates that provides for different treatment specific to the Option (and not generally to employment benefits). Where no such other agreement exists, a Grantee whose Employment with the Company or any of its Affiliates terminates shall have no claim against the Company with respect to the Option, other than as set forth in this Addendum, and this Addendum shall be the Grantee’s sole basis for any remedy under this Option related to such termination of Employment.

Event Triggering Employment Termination	Vesting Acceleration on Employment Termination	Post-Termination Exercise Period
Termination of Employment for any reason (other than due to Disability or death or a Qualifying Termination): If the Grantee’s Employment terminates prior to the Vesting Date with respect to any portion of the Award for any reason other than due to Grantee’s death or Disability, or due to a Qualifying Termination:
No vesting acceleration. The unvested portion of the Option forfeits at 11:59pm on date Grantee’s Employment terminates.
(i) Any unvested portion of the Option shall be completely forfeited on the date of the termination of Employment; (ii) any Vested Portion of the Option may be exercised by the Grantee no later than three (3) months following the Grantee’s termination of Employment (but in no even later than the Expiration Date); and, (iii) if the Vested Portion of the Option is not exercised in the three-month period following the Grantee’s termination of Employment, such portion will be completely forfeited on the first day following such three-month period (or if earlier, the Expiration Date).

Termination of Employment due to Disability or death: If the Grantee’s Employment terminates due to the Grantee’s Disability or death prior to the Vesting Date, then:	Full Vesting. The unvested portion of the Option shall fully vest on the date of the termination of Employment.
(i) The Option shall be exercisable by the Grantee or his or her heirs for one (1) year following the termination of Employment (but in no event later than the Expiration Date); and, (ii) to the extent not exercised, the Option will be completely forfeited on the first day following such one-year period (or if earlier, the Expiration Date).

Qualifying Termination: If the Grantee’s Employment terminates due to a Qualifying Termination,
Partial Vesting
The unvested portion of the Option shall continue to vest on any Vesting Dates that occurs during the Severance Period to the same extent, and at the same time, as if Grantee’s Employment had not terminated.
The unvested portion of the Option forfeits at 11:59pm on the last day of the Severance Period.

(i) The vested portion of the Option shall be exercisable for three (3) months following the last day of the Severance Period (or if earlier, the Expiration Date) and (ii) to the extent not exercised, the Vested Portion of the Option will be completely forfeited on the first day following such three-month period (or if earlier, the Expiration Date).

APPENDIX A
Time Inc.
2016 Omnibus Incentive Compensation Plan
Non Qualified Stock Option Agreement
Terms and Conditions for Non-U.S. Grantees
Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan and the Non Qualified Stock Option Agreement.

1.	Nature of Grant. In accepting the grant of the Option, the Grantee acknowledges, understands and agrees that:

a)	the Plan is established voluntarily by the Company and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

b)
the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past;

c)	all decisions with respect to future Options or other grants, if any, will be at the sole discretion of the Company;

d)
the Option grant and the Grantee’s participation in the Plan shall not create a right to Employment or be interpreted as forming an employment or services contract with the Company, the Employer or any Affiliate and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate the Grantee’s Employment;

e)	the Grantee is voluntarily participating in the Plan;

f)	the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation;

g)
the Option and the Shares subject to the Option, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

h)
unless otherwise agreed with the Company, the Option and the Shares subject to the Option, and the income and value of same, are not granted as consideration for, or in connection with, services the Grantee may provide as a director of an Affiliate of the Company;

A-1

i)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

j)	if the underlying Shares do not increase in value, the Option will have no value;

k)	if the Grantee exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

l)	no claim or entitlement to damages shall arise from forfeiture of the Option resulting from the termination of the Grantee’s Employment; and

m)
the Grantee acknowledges and agrees that neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Grantee pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

2.
Insider Trading Restrictions/Market Abuse Laws. The Grantee acknowledges that, depending on his or her country of residence, the Grantee may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., Options) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the Grantee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

3.
Foreign Asset/Account Reporting; Exchange Controls. The Grantee’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect the Grantee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Grantee’s country. The Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in the Grantee’s country. The Grantee also may be required to repatriate sale proceeds or other funds received as a result of the Grantee’s participation in the Plan to the Grantee’s country through a designated bank or broker and/or within a certain time after receipt. The Grantee acknowledges that it is the Grantee’s responsibility to be compliant with such regulations, and the Grantee is advised to consult the Grantee’s personal legal advisor for any details.

4.
Language. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

A-2

APPENDIX B
Time Inc.
2016 Omnibus Incentive Compensation Plan
Non Qualified Stock Option Agreement
Country-Specific Terms and Conditions
Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan, the Non Qualified Stock Option Agreement and the Terms and Conditions for Non-U.S. Grantees.
Terms and Conditions
This Appendix B includes additional terms and conditions that govern the Option if the Grantee resides and/or works in one of the countries listed below. If the Grantee is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Grantee is currently residing and/or working or if the Grantee moves to another country after receiving the grant of the Option, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Grantee.
Notifications
This Appendix B also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information in this Appendix B as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time that the Option is exercised or the Grantee sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation and the Company is not in a position to assure the Grantee of a particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s situation.
If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently residing and/or working (or if the Grantee is considered as such for local law purposes) or if the Grantee moves to another country after receiving the grant of the Option, the information contained herein may not be applicable to the Grantee in the same manner.

CANADA

Terms and Conditions

Method of Exercise/Responsibility for Taxes. This section supplements Section 4(b) and Section 8 of the Agreement:

Notwithstanding anything to the contrary in this Agreement, Canadian Grantees shall not be permitted to pay the Exercise Price or Tax-Related Items by surrendering previously acquired Shares to the Company.

Termination of Employment/Nature of Grant. This section supplements the definition of “Employment” in Section 5 of the Agreement and Section 1(c) of the Conditions for Non-U.S. Grantees.

The Grantee understands and agrees that the Grantee’s Employment shall be deemed to cease as of: (i) the date the Grantee is no longer actively employed by the Employer or (ii) if earlier, the date the Grantee receives notice of termination of employment from the Employer, in each case regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law). The Grantee further understands that the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Plan and the effective date on which the Grantee ceased to provide services.

The following terms and conditions will apply if the Grantee is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciairies intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy. This provision supplements Section 11 of the Agreement:

The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Grantee further authorizes the Company, any Affiliate and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Grantee further authorizes the Company, any Affiliate and the administrator of the Plan to record such information and to keep such information in his or her employee file.

Notifications

Securities Law Information. The Grantee is permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the NYSE).

Foreign Asset /Account Reporting Information. The Grantee understands that the Grantee is required to report any foreign property (including Shares acquired under the Plan) on form T1135 (Foreign Income Verification Statement), on an annual basis, if the total cost of the individual’s foreign property exceeds C$100,000 at any time in the year. Thus if the C$100,000 cost threshold is exceeded by other foreign property held by the individual, Shares acquired under the Plan must be reported.

For purposes of the reporting, Shares acquired under the Plan may be reported at their adjusted cost bases. The adjusted cost basis of a Share is generally equal to the fair market value of such Share at the time of acquisition; however, if the individual owns other Shares (e.g., acquired under other circumstances or at another time), the adjusted cost basis may be different.

The Grantee is advised to consult his or her personal tax advisor to determine the Grantee’s exact reporting requirements in this regard.

HONG KONG

Notifications
Securities Law Notification. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong.  The Grantee is advised to exercise caution in relation to the offer.  If The Grantee is in any doubt about any of the contents of this document, the Grantee should obtain independent professional advice. Neither the grant of the Option nor the issuance of Shares upon exercise of the Option constitutes a public offering of securities, and it is only available for employees of the Company or any of its Affiliates. The Agreement, including Appendices A and B, the Plan and other incidental communication materials distributed in connection with the Option (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for the personal use of employees of the Company and its Affiliates and may not be distributed to any other person.

Occupational Retirement Schemes Ordinance Notification. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

INDIA

Terms and Conditions

Method of Payment. The following provision supplements Section 4(b) of the Agreement.

Due to legal restrictions in India, Grantee will not be permitted to pay the Exercise Price by a broker assisted partial cashless exercise such that a certain number of Shares subject to the exercised Option are sold immediately upon exercise and the proceeds of the sale remitted to the Company to cover the aggregate Exercise Price and any Tax-Related Items.

Notifications

Exchange Control Notification. The Grantee must repatriate to India any funds received pursuant to the Plan from proceeds from the sale of Shares, within 90 days of receipt, and any dividends, Dividend Equivalents or Retained Distributions with 180 days of receipt. The Grantee should obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where the Grantee deposits the foreign currency. The Grantee should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. The Grantee is also responsible for complying with any other exchange control laws in India that may apply to the Option or the Shares acquired under the Plan.

Foreign Asset/Account Reporting Notification. The Grantee is required to declare any foreign bank accounts and any foreign financial assets (including Shares acquired under the Plan, proceeds from the sale of Shares and, possibly, the Option) in the Grantee’s annual tax return.

NETHERLANDS

Notifications

UNITED KINGDOM

Terms and Conditions

The following terms and conditions apply only if Grantee is an employee.

Responsibility for Taxes. The following provisions supplement Section 8 of the Agreement:
If payment or withholding of the income tax due in connection with the Option is not made within ninety (90) days of the end of the tax year in which of any event giving rise to the income tax liability occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Grantee to the Employer, effective on the Due Date. The Grantee agrees that the loan will bear interest at the official rate of Her Majesty’s Revenue and Customs (“HMRC”) and will be immediately due and repayable by the Grantee, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in Section 8 of the Agreement or otherwise permitted under the Plan. The Grantee authorizes the Company to delay the issuance of any Shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if the Grantee is an executive officer or director (as within the meaning of section 13(k) of the Exchange Act), the Grantee shall not be eligible for a loan to cover the income tax due as described above. In the event that the Grantee is an executive officer or director and Tax-Related Items are not collected from or paid by the Grantee by the Due Date, the amount of any uncollected Tax-Related Items may constitute a benefit to the Grantee on which additional income tax and national insurance contributions may be payable. the Grantee acknowledges that the Grantee ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any national insurance contribution due on this additional benefit. The Grantee further acknowledges that the Company or the Employer may recover such amounts from the Grantee by any of the means referred to in Section 8 of the Agreement, or otherwise permitted under the Plan.
Joint Election. As a condition of the Grantee’s participation in the Plan, the Grantee agrees to accept any liability for secondary Class 1 national insurance contributions which may be payable by the Company and/or the Employer in connection with the Option and any event giving rise to Tax-Related Items (the “Employer’s NICs”). Without limitation to the foregoing, the Grantee agrees to enter into a joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Employer’s NICs to the Grantee. The Grantee further agrees to execute such other joint elections as may be required between the Grantee and any successor to the Company and/or the Employer. The Grantee further agrees that the Company and/or the Employer may collect the Employer’s NICs from him or her by any of the means set forth in Section 8 of the Agreement.

If the Grantee does not complete the Joint Election prior to exercise of the Option, or if approval of the Joint Election is withdrawn by HMRC and a new Joint Election is not entered into, the Option shall become null and void and may not be exercised, without any liability to the Company or the Employer.